Exhibit 10.1.p

EMPLOYMENT AGREEMENT

       This Employment Agreement (this "Agreement") is made as of November 10, 2004 ("Effective Date") by and among Strategic Energy, L.L.C. a Delaware limited liability company, whose address is Two Gateway Center, 9th Floor, Pittsburgh, PA 15222 ("Employer") and Great Plains Energy Incorporated ("Great Plains Energy"), whose address is 1201 Walnut, Kansas City, Missouri 64106-2124, and Shahid J. Malik; an individual (the "Executive").

       In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

       1.     DEFINITIONS

       For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

       "Agreement" - this Employment Agreement.

       "Basic Compensation" - as defined in Section 3.1.

       "Benefits" - as defined in Section 3.1(B).

       "Board" - the board of directors of Great Plains Energy.

       "Cause" - as defined in Section 5.3.

       "Confidential Information" - any and all:

       (a)     trade secrets concerning the business and affairs of the Employer, product specifications, data, know how, formulae, algorithms, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures;

       (b)     information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials);

       (c)     notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing; provided, however, the Confidential Information shall not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive or others who were under confidentiality obligations as to the item or items involved.

       "disability" - as defined in Section 5.2.

       "Effective Date" - the date stated in the first paragraph of the Agreement.

       "Employment Period" - the period from the Effective Date through and including the Termination Date.

       "Executive Invention" - any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to or is useful in any manner in the business of a retail electricity provider, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive's employment with the Employer, that is based upon or uses Confidential Information; provided, however, that notwithstanding anything to the contrary herein, Executive Inventions shall not include writings, articles and works of authorship not based upon or using Confidential Information (whether or not copyright protection may be obtained for such items) created or prepared by Executive primarily for academic, lecturing, or other scholarly purposes.

        "Fiscal Year" - the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

       "Good Reason" - as defined in Section 5.4.

       "Incentive Compensation" - as defined in Section 3.1(C).

       "Non-Disclosure and Non-Solicitation Agreement" - as defined in Section 7.2(D).

       "person" - any individual, corporation (including any non profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

       "Post Employment Period" - as defined in Section 7.2.

       "Proprietary Items" - as defined in Section 6.2(A) and (B).

       "Salary" - as defined in Section 3.1(A).

       "Severance Agreement" - the Agreement by and among the Executive, the Employer and Great Plains Energy applicable in the event of a Change of Control or Potential Change of Control (as defined in the Severance Agreement).

       "Termination Date" - as defined in Section 5.1.

       2.     EMPLOYMENT TERM AND DUTIES

       The Employer desires to offer the Executive continued employment with the Employer, along with enhanced conditions of employment and severance benefits, and the Executive wishes to accept such continued employment, upon the terms and conditions of this Agreement.

              2.1     TERM

       The term of the Executive's employment with the Employer shall be the Employment Period.

              2.2     DUTIES

       The Executive shall have the duties customarily associated with the position of President and Chief Executive Officer of the Employer subject to the established policies and direction of the Board. The Executive will devote his/her entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his/her best efforts to promote the success of the Employer's business, and will cooperate fully in the advancement of the best interests of the Employer. Nothing in this Section 2.2, however, will prevent the Executive from engaging in additional activities, including without limitation, speaking, lecturing, investing and community affairs that are not inconsistent with the Executive's duties under this Agreement or under the Great Plains Energy Code of Business Conduct and Ethics.

       3.     COMPENSATION

              3.1     Basic Compensation

       During the Employment Period the Executive shall receive the following compensation ("Basic Compensation"):

       (A)     Salary. The Executive will be paid an initial annual salary in the amount of $400,000, subject to adjustment as provided herein (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Board.

       (B)     Benefits. The Executive will participate in life insurance, hospitalization, major medical, savings, deferred compensation and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

       (C)     Incentive Compensation and Long-Term Awards. The Executive will participate in any Employer's annual incentive (bonus) plan as may be established, maintained, amended and modified from time to time ("Incentive Compensation"). In addition, the Executive will be eligible for long-term awards of stock and other consideration under the Great Plains Energy Long-Term Incentive Plan. The initial Incentive Compensation and Long-Term Awards are set forth in the offer letter to Executive.

       (D)     Automobile. The Executive will, during the Employment Period, be provided with one paid parking space. Additionally, the Executive will, during the Employment Period, be provided with an automobile allowance of $600 per month.

       4.     VACATIONS AND HOLIDAYS

       The Executive will be entitled to four weeks of paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its Executives from time to time. Vacation may only be taken by the Executive at such time or times as approved by the Employer. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies. Vacation days and holidays during any Fiscal Year that are not used by the Executive during such Fiscal Year may not be used in any subsequent Fiscal Year.

       5.     TERMINATION

       Notwithstanding anything in this Agreement to the contrary, if the Severance Agreement becomes operative by its terms during any period of time, then this Section 5 shall be superseded during such period by the Severance Agreement and the terms and conditions applicable to the termination of the Executive's employment during such period, and the compensation payable following such termination, shall be determined solely by the terms of the Severance Agreement.

              5.1     events of Termination

       The Employment Period shall terminate upon the earliest to occur of the following (the "Termination Date"):

(A)     upon the death of the Executive;

(B)     upon the disability of the Executive (as defined in Section 5.2) immediately upon notice from either party to the other;

(C)     upon receipt of written notice from the Employer to the Executive, or at such later time as such notice may specify notifying the Executive of the Employer's intention to terminate the Executive's employment for Cause (as defined in Section 5.3);

(D)     upon the date that is thirty (30) days' after the Employer's receipt of written notice from the Executive (or such later date as such notice may specify), notifying the Employer of the Executive's intention to terminate his employment for Good Reason (as defined in Section 5.4);

(E)     upon the third (3rd) anniversary of the Effective Date, provided, however, that such date shall be automatically extended, without the requirement of any action by any party hereto, by successive one (1) year period(s) thereafter, unless either the Employer or the Executive provides at least sixty (60) days written notice of such party's intention to terminate the Executive's employment;

(F)     at the election of the Employer, with or without Cause and for any or no reason whatsoever, pursuant to at least sixty (60) days written notice to the Executive; or

(G)     at the election of the Executive, with or without Good Reason and for any or no reason whatsoever, pursuant to at least sixty (60) days written notice to the Employer.

              5.2     Definition of "Disability"

       For purposes of this Agreement, the Executive will be deemed to have a "disability" if, during the Employment Period for physical or mental reasons, the Executive is unable to perform the Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve (12) month period, as determined in accordance with this Section 5.2. The disability of the Executive will be determined by a medical doctor selected by written mutual agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 5.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and any relevent medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney in fact will act in the Executive's stead, under this Section 5.2, for the purposes of submitting the Executive to the medical examinations, and providing the authorization of disclosure, required under this Section 5.2.

              5.3     Definition of " Cause"

       For purposes of this Agreement, "Cause" means the occurrence of any of the following during the Employment Period: (a) the Executive's material breach of those duties and responsibilities of Executive as of the Effective Date (as may be amended from time to time by mutual agreement of the parties hereto), other than as a result of incapability due to physical or mental illness, which is demonstratably willful and deliberate on Executive's part, committed in bad faith and without reasonable belief that such breach is in the best interest of the company, and is not remedied in a reasonable period of time after receipt of written notice from the company specifying such breach; or (b) the commission by Executive of a felony involving moral turpitude.

              5.4     DEFINITION OF "GOOD REASON"

       For purposes of this Agreement, "Good Reason" means the occurrence of the following during the Employment Period: (a) any of (i) the assignment to Executive of any duties inconsistent in any material respect with Executive's position(s), duties, responsibilities or status as of the Effective Date (as may be amended from time to time by mutual agreement of the parties hereto), (ii) a change in Executive's reporting responsibilities, titles or offices as in existence as of the Effective Date, or (iii) any removal or involuntary termination of Executive otherwise than as expressly permitted by this Agreement or any failure to re-elect Executive to any position held by Executive; (b) a reduction in Executive's rate of annual base salary of more than fifteen (15) percent; (c) any requirement that Executive be based anywhere other than at the offices of Employer as of the Effective Date.

              5.5     compensation Following Termination of Employment

       Upon termination of Executive's employment under this Agreement, in addition to any other compensation that Executive may be entitled to receive pursuant to Sections 5.5(A) through (D), Executive (or his/her designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(i)     Any accrued but unpaid Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of termination; and

(ii)    Any Benefits to which the Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 3.1(B), which benefits shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

          (A)     Additional Compensation Payable Following Termination Upon Disability. In the event that the Executive's employment is terminated by either party as a result of the Executive's disability, as determined under Section 5.2, the Employer will pay the Executive:

(i)     the Executive's Salary at the rate in effect as of the Termination Date, as if his/her employment had continued uninterrupted until the earlier of: (a) three (3) consecutive months thereafter, or (b) the period until disability insurance benefits commence under any disability insurance coverage furnished by the Employer to the Executive; and

(ii)    an amount equal to 100% of the Executive's Incentive Compensation, if any, payable for the Fiscal Year during which his/her disability occurs, prorated through the end of the calendar month during which such disability occurs.

          (B)     Additional Compensation Payable Following Death. In the event that the Executive's employment is terminated by reason of his/her death, the Employer shall pay to Executive's designated beneficiary or estate

(i)     the Executive's Salary through the end of the calendar month in which his/her death occurs, and

(ii)    an amount equal to 100% of the Executive's Incentive Compensation, if any, for the Fiscal Year during which his/her death occurs, prorated through the end of the calendar month during which his/her death occurs.

          (C)     Additional Compensation Payable Following Termination by the Employer, Pursuant to Any Manner Set Forth in Section 5.1 Other Than By Reason of Death, Disability or Cause, or By The Executive, Pursuant to Section 5.1(D). In the event that (i) the Executive's employment is terminated by (a) the Employer pursuant to any manner set forth in Section 5.1 other than by reason of death, disability or Cause; or (b) the Executive, pursuant to Section 5.1(D); and (ii) upon the Employer's request, the Executive executes a separation agreement and general release in a form mutually agreed to by the Executive and the Employer within a time frame reasonably required by the Employer on or after the Termination Date, the Employer shall pay the Executive on the first pay period following the Executive's termination:

(i)     a lump sum payment equal to the Executive's Salary at the rate in effect on his/her last day of employment, as if his/her employment had continued uninterrupted until the third (3rd) anniversary of the Termination Date, and

(ii)    a lump sum payment equal to (x) 100% of the Incentive Compensation payable to the Executive for such fiscal year prorated through the Termination Date, plus (y) an amount equal to 300% of the average annual Incentive Compensation paid to the Executive during the three (3) most recent fiscal years that the Executive was employed by the Employer (or such shorter period as the Executive shall have been employed by the Employer.)

(D)     No Other Benefits or Compensation. Except as may be provided under this Agreement, the Severance Agreement or the terms of any incentive compensation, employee benefit, long term compensation plan or fringe benefit plan applicable to the Executive as of the Termination Date, the Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after the Termination Date.

       6.     NON-DISCLOSURE COVENANT; EXECUTIVE INVENTIONS

              6.1     Acknowledgements by the Executive

       The Executive acknowledges that (a) during the Employment Period and as a part of his/her employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Executive Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Executive Invention; and (d) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Executive Inventions.

              6.2     Agreements of the Executive

       In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

       (A)     Confidentiality.

(i)     During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except in the course of carrying out his/her duties as President and Chief Executive Officer of the Employer, with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii)    Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(iii)   None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a wrongful disclosure by the Executive.

(iv)    The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk, hard drive of any computer, email or other electronic transmission, or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

       (B)     Executive Inventions. Each Executive Invention will belong exclusively to the Employer. The Executive acknowledges that all Executive Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not Executive Inventions made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Executive Inventions. The Executive covenants that he will promptly:

(i)     assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Executive's right to the Executive Invention for the United States and all foreign jurisdictions;

(ii)    execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions;

(iii)   sign all other papers necessary to carry out the above obligations; and

(iv)    give testimony and render any other assistance but without expense to the Executive in support of the Employer's rights to any Executive Invention.

              6.3     Confidentiality of Information in Disputes or Controversies

       The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

       7.     NON COMPETITION AND NON INTERFERENCE

              7.1     Acknowledgements by the Executive

       The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business is national in scope and its products and services are marketed in certain states throughout the United States; (c) the Employer competes with other businesses that are or could be located in any part of the United States; and (d) the provisions of this Section 7 are reasonable and necessary to protect the Employer's business.

              7.2     Covenants of the Executive

       In consideration of the acknowledgments by the parties hereto and the promises and consideration set forth herein, the Executive covenants that the Executive will not, directly or indirectly:

       (A)     during the Employment Period, except in the course of the Executive's employment hereunder, and the Post Employment Period, as defined below, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any direct competitor of the Employer in the retail electricity provider sector whose products or services directly compete with the products or services of the Employer in any state in which the Employer is engaged in business on the Termination Date; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

       (B)     whether for the Executive's own account or for the account of any other person, at any time during the Employment Period and the Post Employment Period, solicit business in the retail electricity provider sector, from any person that is a customer or prospective customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

       (C)     whether for the Executive's own account or the account of any other person (i) at any time during the Employment Period and the Post Employment Period, solicit, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his/her employment with the Employer; or (ii) at any time during the Employment Period and the Post Employment Period, interfere with the Employer's business relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

       (D)     at any time during the Employment Period or the Post Employment Period, publicly disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

       For purposes of this Section 7.2, the term "Post Employment Period" means the two (2) year period beginning on the Termination Date. The Executive and the Employer acknowledge that this Agreement simply supplements and does not amend or modify any terms or conditions in the Executive's "Non-Disclosure and Non-Solicitation Agreement with Strategic Energy, L.L.C." (Non-Disclosure and Non-Solicitation Agreement). The Non-Disclosure and Non-Solicitation Agreement is incorporated by reference herein as if fully stated herein.

       If any covenant in this Section 7.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

       The period of time applicable to any covenant in this Section 7.2 will be extended by the duration of any violation by the Executive of such covenant.

       The Executive will, while the covenant under this Section 7.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Executive's employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

              7.3     Covenants of the Employer and Great Plains Energy

       In consideration of the acknowledgements by the parties hereto and the promises and consideration set forth herein, each of the Employer and Great Plains Energy covenant that it will not, directly or indirectly:

       (A)     at any time during the Employment Period or the Post Employment Period, publicly disparage the Executive.

       8.     GENERAL PROVISIONS

              8.1     Injunctive Relief and Additional Remedy

       The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 6 and 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement together with its costs and reasonable attorneys' fees, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 8 or any other remedies of the Employer, if the Executive materially breaches any of the provisions of Section 6 or 7, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

              8.2     Covenants of Sections 6 and 7 Are Essential and Independent Covenants

       The covenants by the Executive in Sections 6 and 7 are essential elements of this Agreement. The Employer and the Executive have had reasonable opportunity independently to consult their respective counsel concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

       The Executive's covenants in Sections 6 and 7 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against the Buyer, will not excuse the Executive's breach of any covenant in Section 6 or 7.

       If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 6 and 7.

              8.3     Representations and Warranties by the Executive

       The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

              8.4     Arbitration Of Disputes

       Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Employer. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

       (A)     Arbitration shall be held in Pittsburgh, PA, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff or otherwise resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply the provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award; punitive, exemplary or similar-type damages.

       (B)     Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

       (C)     The arbitrator shall be entitled to award expenses, including the costs of the proceeding and reasonable counsel fees.

       (D)     The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided herein in paragraph 5, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

       (E)     The parties hereby agree to split evenly all fees of the Arbitrator and the American Arbitration Association in connection with any arbitration demanded under this provision.

              8.5     Waiver

       The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

              8.6     Binding Effect; Delegation of Duties Prohibited

       This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate. The rights and benefits of the Executive under this Agreement are personal to him/her and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided however, that nothing in this Section 8.6 shall preclude the Executive from designating a beneficiary or beneficiaries to receive any benefit payable upon his/her death.

              8.7     Notices

       All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

       If to Employer:

Strategic Energy, L.L.C
Two Gateway Center
Pittsburgh, PA 15222
Attention: General Counsel
Facsimile No.: 412-394-5618

       With a copy to:

Strategic Energy, L.L.C
Two Gateway Center
Pittsburgh, PA 15222
Attention: Executive Vice President Human Resources
Facsimile No.: 412-394-6681

       If to the Executive:

Shahid J. Malik
Strategic Energy, L.L.C.
Two Gateway Center
Pittsburgh, PA 15222
Telephone No.: 412-394-5601
Facsimile No.: 412-394-6681

       With a copy to:

Richards Spears Kibbe & Orbe
1775 Eye Street, NW
Washington, DC 20006-2401
Attention: Paul A. Leder, Esq.
Telephone No.: 202-261-2960
Facsimile No.: 202-261-2999

              8.8     Entire Agreement; Amendments

       Except as provided in Section 5 with respect to the Severance Agreement and Section 7.2 with respect to the Non-Solicitation and Non-Disclosure Agreement, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto

              8.9     Governing Law

       This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

              8.10    Jurisdiction

       Any action or proceeding under Section 8.1 shall be brought in the courts of the Commonwealth of Pennsylvania, or if it has or can acquire jurisdiction, in the United States District Court for the Western District of Pennsylvania, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

              8.11    Section Headings, Construction

       The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

              8.12     Severability

       If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

              8.13     Counterparts and facsimile signatures

       This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The parties agree that for purposes of the execution of this Agreement, facsimile signatures shall constitute original signatures.

       EXECUTIVE IS HEREBY ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

GREAT PLAINS ENERGY INCORPORATED:	EXECUTIVE:

By: /s/Michael J. Chesser	/s/Shahid J. Malik

Name: Michael J. Chesser

Title: Chief Executive Officer	Shahid J. Malik
(PRINT NAME)

STRATEGIC ENERGY L.L.C.

By: /s/Andrew J. Washburn

Name: Andrew J. Washburn

Title: Chief Financial Officer &
Interim President